Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Knoll, Inc. 2007 Stock Incentive Plan of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of Knoll Inc., Knoll management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Knoll Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 19, 2007